MAGFAST®

MAGFAST is a revolutionary new family of wireless magnetic chargers that change charging for good.


INVEST IN
MAGFAST®
Changing Charging.
For Good.

MAGFAST will be available for investment again on
Tuesday, Feb 14, 2023

$108.99 minimum investment

Deadline April 28, 2023
in 3 months

Unit Price
$15.57

Total Raised
$660,005
Previously Raised $6,041,294.03

Valuation
$38,180,427

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

MAGFAST LLC [1] is a **direct-to-consumer electronics** company. We design and manufacture a family of premium charging products that snap together magnetically, charge wirelessly, and support **any smartphone, any tablet, any reader** from **any brand** . . . old, new or in the future. Individually awesome, they're brilliant together. MAGFAST is one of the world's first systems of **premium** chargers designed to work individually, or together, by connecting to each other through **unique 'snap-to-charge' technology**. It really is the last charging family you'll ever need.

Every one of our seven individual MAGFAST products is designed to compete as **best in class**, and to fulfill a specific need. To date, the vast majority of our customers have however pre-ordered our 'Pro Kit' bundle of six chargers, available together at a truly **attractive** price.

DEAL HIGHLIGHTS

MAGFAST is changing charging for good.

- **MAGFAST**'s chargers and power banks are **revolutionary**, because they snap together **magically**, and charge as soon as they touch. No wires. No mess. No missing cables. They just work.
- Earlier this year, we launched **Lux** — a premium charging cable with a host of unique features and built to such high standards it comes with a Lifetime Warranty. The launch took place on Indiegogo, the well-known crowdfunding platform, and was so successful that sales **exceeded $900,000** in the first month.
- Our last share offering, which opened in November 2021, sold out, raising the maximum $5 million permitted under Reg CF.
- **The global market** for chargers and portable power banks is worth **over $20 billion**, and growing fast [2]. Yet, somehow, there are no great charging brands!
- MAGFAST has the **marketing** and **product-design** potential to become a dominant force in consumer electronics: one of the **first and only companies** to develop a world-beating **system approach** to charging.
- We are now shipping! Many thousands of customers have received their products ... and feedback tells us they're truly delighted.

"I just wanted to state how awesome and amazing you guys truly are. I'm extremely excited about your products and I've been telling everyone I know about it. Not only is your product awesome but your team is awesome. I could watch you guys talk about your product all day. Thank you for showing us insight on your tremendous accomplishments."

- Ryan Foreman, Show Review

PROBLEM

This story begins in a home, perhaps like yours, that always seems in need of a touch more organization.

Seymour Segnit invented MAGFAST to solve a real problem: those messy, often missing and frequently broken cables that end up all over the floor or in a drawer or back pocket somewhere . . . but which floor, which drawer, which pocket?

Traditional outlet cable management versus MAGFAST


OR

On the left, two power banks and a smartphone are all charging, along with a 100W laptop-ready power source. On the right, MAGFAST doing the same job.

Mobile devices have become smarter and faster, and chargers have become more powerful. But the premise of charging is largely unchanged: clunky, throwaway boxes that rely on wires which, almost inevitably, break or get lost.

And then there's the opportunity cost of living without 'everywhere charging'. Have you ever missed that all-important call or run out of juice when shooting a video of your kids or watching a favorite movie? In today's world, keeping your mobile devices charged is no longer a nice-to-have. Staying in touch for work, handling emergencies smoothly, being there for your loved ones when they need you - these are the promises of today's communications.

We knew it was time for something better.

> “I have been working with the MAGFAST family for some time now. Amy & Seymour are true business professionals and solid great people. Keep up the great work MAGFAST!”
>
> *- Chris Keissling, Google Review*

SOLUTION

MAGFAST is:

- Designed to be **best in class** for each charger, power bank and cable individually
- A truly **integrated family** of wireless chargers and power banks
- Engineered to work **consistently**, **reliably**, **every time**, for **years** to come
- Designed in every detail to be **elegant** as well as **functional**

MAGFAST Pro Kit


MAGFAST®

MAGFAST Pro Kit is our bundle of six chargers, and by far the most **popular choice** of our pre-order customers. It can't absolutely guarantee you will never miss another important call, but with MAGFAST you'll **always have the mobile power you need**, for work, for play, and in an emergency.

The MAGFAST family is **designed for durability**, to take the real knocks of real life and to **last for years** to come. Pro Kit will charge your older devices from the past decade and the new devices coming up for the **next decade**.

The problem with traditional power banks has always been that they're so inconvenient to get power in and to get power out! Every MAGFAST product has multiple ways of getting power IN, **and** multiple ways of getting power OUT.

micro magnets


Micro
Magnets

Thanks to our micro-magnet based patent-pending system every device features MAGFAST **Snap-to-Charge**. So **Wall** can instantly charge **Road**, and **Road** can charge **Life**, and **Life** can charge **Air** and . . .

And because the MAGFAST Pro Kit has a powerful charger for every part of your life, it's the perfect **mobile communications power kit**. For example, **Extreme** can charge multiple devices simultaneously, multiple times, and can jump-start up to two dozen cars. **Road** is both a battery pack and an emergency flashlight.

With MAGFAST in your **home**, your **car**, your **office** and your backpack, you're all set.

Individually, each product is designed to be **best in class**. As a family, **nothing else comes close**.

> **"Your commitment to excellence is totally admirable, and I'm happy to wait, knowing you haven't forgotten me! I didn't get to invest, but hope there might be another opportunity soon."**
>
> *- Frances B., Email to Customer Care*

BUSINESS MODEL

In official business-speak, our business model is DTC: direct to consumer.

We find our customers directly - through online advertising and a long-form presentation that explains the product range - and then nurture everyone who chooses to become part of the family.



Watch MAGFAST's unique online pre-order experience that has driven over $15 million in pre-orders. Here is a transcript of the presentation.

Now that pre-order shipments are underway, we expect ongoing DTC sales to be supplemented by Amazon as our initial channel partner.

Through **superior customer care**, regular communication, integrated snap-to-charge products and the announcement of new products and new markets, we believe **excellent growth is possible**, with strong levels of repeat business and a lifetime value per customer perhaps 2-3X the initial order value.

MAGFAST business model



MAGFAST has a slate of exciting but still top-secret designs. Expect to see product launches in the coming years to a large and growing existing customer base.

> **“I wanted to buy some shares but I wasn’t able to get in. I think your company will end up producing one of the finest charging systems around when it is finally complete.”**
>
> *- Adrianne R., Email to Customer Care*

The MAGFAST family of chargers and power banks takes advantage of the very latest Qi wireless technology to offer a unique system of charging solutions. However, our homes and workplaces are still full of older devices that don’t incorporate wireless charging . . . and we try to keep them powered with cheap, nasty cables that constantly fail.

And so MAGFAST developed **Lux**! A **super quality**, **super elegant**, **super strong** charging cable, with a gorgeous, soft and silky feel, it's a world away from the poor quality, unreliable charging cables you’ve been using for years. It’s so well made, it comes with a **Lifetime Warranty** . . . which is why we say it’s the only charging cable you’ll ever buy.

It’s available in two formats: USB-C to USB-C (USB-C is now standard on most modern devices) and USB-C to Lightning for all Apple fans — and comes with an array of features below which make Lux cables genuinely unique, like a **custom USB-A adapter**, **gold-plated tips** and **Fingerprint®** anti-counterfeit technology.

We believe that, with Lux, we’ve built **the finest device-charging cables** that money can buy.

MARKET

The charger market is big. Very big.

While analysts don't all agree on quite how big, they do agree that the market is huge and growing fast. For example, in a report published by IMARC Group, the global battery charger market reached a value of US$ 21.7 billion in 2020 and is expected to reach US$ 34.1 billion by 2026. The wireless charger segment alone is estimated to have breakneck annual growth of up to 25% [2].

And, unlike most mature consumer markets, there are really no great charger brands.

Competitors include Belkin, Anker, Aukey, Mophie, RAVPower, Duracell, iClever, EasyAcc, Samsung, Xiaomi, Monoprice. Lesser-known (in the U.S. and elsewhere) brands include Aibocn, Boscov, Bestek, Yoobao, iMuto, Maxxima, Moshi, Native Union, Nimble [3]. The market is highly fragmented, with no large companies primarily dedicated to charging, and several smaller companies jockeying to differentiate themselves based on minor feature differences (improved build quality, marginally larger batteries, slightly faster charging times, etc).

To our knowledge, no other charger company yet offers an integrated system of products that all work seamlessly together, or any equivalent to snap-to-charge. MAGFAST's product range and business model are designed to be considerably more 'sticky' than competitive chargers and power banks.

Product Strategy


Product Strategy
ECO-SYSTEM
MAGFAST
Standalone
Low-End
Premium
belkin
ANKER
DURACELL
iclever
mophie
AUKEY
RAVPOWER
Maxxima
Bestek
Boscov
Monoprice
NoName

To our knowledge, no-one else is playing in the 'eco-system' segment we've created. It won't last forever, but we have a distinct first-mover advantage.

We expect repeat orders and a strong lifetime customer value for these reasons:

- Products that work together as a system provide an excellent incentive to buy additional units in the same family of devices.
- MAGFAST is one of the first companies in the space to adopt the 'direct-to-consumer' (DTC) model comprehensively. This gives us the advantage of a much closer relationship with prospects and customers: we currently communicate on a weekly and monthly basis about progress, special offers and new opportunities.

Now we are shipping products from our range, we are able to take a major slice of this substantial and highly lucrative market. This is particularly true as those products are receiving positive feedback from customers and journalists. However, we need to expand our ability to both manufacture and ship additional products within our range, as rapidly as possible, and this is the primary reason why this share offering is important. We believe an improved cash position will arm us with negotiating power to cut the cost of goods, speed development and engineering, and to invest in inventory – major direct impacts on our competitive positioning and market share.

> "I have had many dealings with crowdfunding companies, MAGFAST has been the absolutely best in their transparency and updates with their clients. Quick and almost immediate follow up by both digital and voice (real person) response(s). Any questions or requests have been dealt with promptness and professionalism."
>
> *- Robert Toane, BBB Review*

PROGRESS

The company has made major progress in the following areas:

- **Product Development**: many thousands of pre-order customers have now received products and we continue to ramp shipping as rapidly as we can.
- **Marketing**: our customer acquisition model, as evidenced by over $15M in pre-orders, is comprehensively proven
- **Operations**: our systems are being built to scale
- **Customer care**: response times are consistently well above industry norms
- **Intellectual property**: the founder has developed a robust portfolio of patents and trademarks

Product development

Design, development, engineering and manufacturing are handled by a highly experienced team led by our chief operating officer, responsible for more than 30 products over the past 25 years.

Our manufacturing partner is P3 International, a US-based manufacturer in New York with partners in Asia. Completing product engineering for the product family has taken much longer than expected, impacted in part by our lack of negotiating power and the effects of COVID-19. Production status [4] is regularly updated at www.MAGFAST.com/status.

Marketing

It's a core competency for MAGFAST. A small team is led by the company's CEO, a gifted online marketing expert, and a CMO with over 25 years of building consumer and B2B brands. MAGFAST marketing is currently 100% online, primarily in the form of targeted ads on Facebook and YouTube. A sophisticated marketing funnel, built over five years by an in-house team in collaboration with experienced external agencies, is monitored and refined constantly.

New online ads are made and released regularly and tested in different market segments; each month's learning is fed into new creative, constantly refining format, benefits and content. Ad respondents typically attend a webinar offering pre-order pricing. Show interest by registering for an online event or other promotional activity and you become part of the MAGFAST marketing eco-system. A program of customer relationship marketing kicks in to provide information and guidance to purchase.

MAGFAST's direct-to-consumer model affords us a much closer relationship to prospects and customers than traditional consumer electronics manufacturers using conventional wholesale and retail outlets as their path to market.

Trust Pilot reviews Trust Pilot reviews

Operations/IT

The company has been based since inception on a virtual workforce, with team members working remotely in the U.S. and other countries, and a comprehensive suite of online technologies designed to scale. MAGFAST.com has been built to handle high traffic volumes reliably and fast.

All pages of the site are cached on Google's Cloud Platform which can serve millions of users simultaneously, and the event experience and checkout process (a customized experience for every visitor) use JavaScript to offload the bulk of the computing to the visitor's browser. Remember, our systems handled $1/4 million in under 15 minutes on the very first day MAGFAST was launched. . .

Sanja Cebalovic


It's ALL about
Serotonin
Sanja Cebalovic
Head of Customer Service

At MAGFAST, we think a little differently. We hired Sanja, a former lawyer, for customer care because at her interview she aced the question 'What's customer care all about?' with the one word answer: 'Serotonin'. Keeping our customers happy is the whole game, which is why 9/10 are sticking with us on this long development journey. Today she runs the department, which boasts response times around twice the industry average.

Customer care

MAGFAST is laser focused on customer care as a key part of building long-term relationships with a large and growing group of supporters. We've devoted a big slice of our time to figuring out how to keep customers happy without draining cash: our team has developed "Intelligent Customer Support" that allows us to keep a big-hearted personal touch while drastically cutting the time it takes to answer every support ticket. Our customer care team is also geographically distributed around the globe to enable near round-the-clock support.

Intellectual property

The growing portfolio of patents and trademarks relating to the MAGFAST product range is used by the company under exclusive, royalty-free license from the inventor, Seymour Segnit. According to the terms of the license agreement, title to the licensed materials is automatically assigned to the new controlling entity in the event of a change of control.

Growth plans

We project significant growth both through repeat orders from existing customers and the development of new markets. Current and future initiatives include:

- A seven-day follow-up campaign shortly after initial inquiry recalls features and benefits for prospects who did not purchase.
- Ongoing communications allow MAGFAST to build its relationship with customers, cover product and production updates, and make special offers.

- The ongoing release of brand-new products featuring snap-to-charge.
- The release of international variants to address markets in the EU, UK, Asia and beyond.
- A revolutionary, breakthrough initiative in the travel market.

> **“I am sure if the world leaders ran the governments like you run your business, upfront and honest, this world would be such a great and safer existence for us all. Thank you so much.”**
>
> *- William G., Email to customer care*

PRODUCT RANGE

The MAGFAST Family

MAGFAST Lux

Magfast Lux Magfast Lux

Lux reinvents the charging cable. Super premium, and with a gorgeous, silky feel, it even comes with a **Lifetime Warranty** . . . which is why we believe it’s the best device charging cable money can buy.

- Available in two formats — USB-C to USB-C (the new modern standard) and USB-C to Apple Lightning
- A beautifully designed custom USB-A adapter tip included FREE — so they’ll work perfectly with all new AND old outlets everywhere
- Tested to destruction — Lux cables are certified to 25,000 bends
- Not just strong but super strong — capable of supporting a load of over 150lb
- All the speed you’ll need — download an HD movie in about 30 seconds
- Patent-pending, gold-flash gold-plated tips for the ultimate connection
- Our **Fingerprint®** anti-counterfeit technology to ensure the authenticity of your product

MAGFAST Life™

Magfast Life™


MAGFAST
Life

Life is your palm-sized powerhouse

- The perfect everyday charger, it packs two to four full smartphone charges
- High-performance charging, wired or wireless
- Perfect with all your devices — any phone, any tablet, any reader . . . from any brand, old or new
- Truly versatile – five ways to get power out, four ways to get power in

MAGFAST Extreme™

Magfast Extreme™


Extreme

Extreme is a super-charger in a league of its own

- Enough power to keep your devices going for days
- A power bank with three Qi Wireless charging zones
- Six ways to get power out, four ways to get power in
- Powerful with all your devices, it’s also powerful with all your vehicles . . .
- . . .add the available Jumpers™ and it will jump-start your car!

MAGFAST Road™

Magfast Road™


Road
MAGFAST

Road is the star in your car

- Power a road trip for up to six people - an industry pioneer
- 3 USB-C plus 3 USB-A outlets
- Charge Road from the 12V car socket or snap on any other MAGFAST charger
- Our built-in mini-cable
- Plus that gorgeous, super-bright flashlight!

MAGFAST Air™

Magfast Air™


Air
MAGFAST

Air is your simple, gorgeous Qi Wireless charging stand

- Qi-certified to work perfectly with every modern smartphone
- Snaps instantly on to any other MAGFAST charger for power ...
- ... or just plug in a USB-C or micro-USB cable
- The innovative stand stores magnetically on the back . . .
- . . . and snaps sturdily onto the base when you need it

MAGFAST Wall™

Magfast Wall™


MAGFAST
Wall

Powerful and versatile, it's the perfect home-charging 'base station'

Our upgrade to one of the world's most popular charger designs [5] now offers MAGFAST snap-to-charge magnetic charging top and bottom.

- Retain your home power outlets plus take advantage of wired and Qi Wireless charging
- Snap-to-charge any MAGFAST power bank right on top or underneath
- Modern USB-C, Apple's Lightning and the older Micro-USB connector tips – all stored neatly in the back
- Two 'FastCharge' USB-A outlets
- Upgrades available to either double or quadruple the available power with USB-C to power laptops and other power-hungry devices.

MAGFAST Time™ (for Apple® Watch™)

Magfast Time™


Time
Made for
WATCH
MAGFAST

It's the best way to charge the world's most popular watch — Apple Watch

- A full power bank with all the core features
- Fast USB-C, built-in mini-cable, four ways to get power in
- A neat, servo-motorized watch charging platform
- Up to two weeks power for your Apple Watch

"My Goodness, What a very special company! By accident one day a couple of months ago, I was intrigued by the ad that Seymour, the owner, had posted on Facebook inviting everyone to a special video about the company having developed a new business and forthcoming product line. So, I took him up on it, and fell in love 'head over heels'. The products, now in the beginning stage of production, are for sure have never been seen or produced by anybody, or any consumer. An exquisite line of accessories for all of your charging devices. Seymour and his team has asked for early investors so that they can continue producing the very best of its kind, and from what I can see, it's going to happen. Seymour has taken meticulous amounts of time to cover every single detail in the production of each of his items. They have used such imagination, artistry, and creativity, much of which I've never seen in all of my 73 years on this earth..."

- John Wright, Google Review

MAGFAST TEAM



Seymour Segnit

Founder & CEO

Controlling Member of Manager - Mischievous LLC

Seymour is MAGFAST's founder, chief product architect and passionate CEO. Now a leading authority on internet marketing, Seymour builds the customer experience and drives down risk to deliver 'The best work of my life'.

He studied engineering at Oxford University, and his long career has included stints at Ogilvy & Mather and Saatchi & Saatchi, presenting his own show at London's biggest radio station and co-founder of a venture-backed Silicon Valley startup. He served in the same capacity at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Seymour has served with MAGFAST LLC since its inception, and is a controlling member of manager - Mischievous LLC.



Amy Rau Segnit

Co-Founder & Secretary

Controlling Member of Manager - Mischievous LLC

Amy has been Seymour's partner, in both business and life, for over a decade, lending her unique creative abilities to everything from branding to social media campaigns to product packaging.

Her strong creative work helps MAGFAST stand out from the crowd. Among earlier clients, Amy counts corporations like Barnes & Noble College Bookstore and *Businessweek*, plus many of the world's leading ad agencies including Jack Morton Worldwide, Young & Rubicam and TBWA/Chiat Day. Amy served as co-founder and creative director at thingCHARGER Inc, another USB charger company, from Dec 2013 to Aug 2016.

Amy has served with MAGFAST LLC since its inception, and is a controlling member of manager - Mischievous LLC.



Rich Warwick

Operations

Rich is a highly driven serial entrepreneur, two-time founder, and a veteran executive of eight venture-funded startups, where his roles were VP of Engineering & Operations, COO and CEO. Among these startups, Vignette achieved an $18 billion market cap and Evernote grew to over 100 million customers.

As a senior executive, Rich has been personally responsible for over 30 products ranging across software (enterprise, mobile desktop and embedded), hardware (silicon, board, module, and box), and complete systems. His core strength is in aggressive and predictable company execution in the areas of people, products, and financial management. M.S.E.E. (Georgia Tech).



Rex Northen

Investment Strategy

Rex leads MAGFAST's investment strategy and advises on customer development. He has helped launch and run more startups than most of us will meet in 20 lifetimes. After graduating from Oxford, his first software company attracted clients like Body Shop, Honda, Lloyds of London and Shell. In Silicon Valley, he was CEO of Bizfinity, a ground-breaking online financial platform.

Rex has been managing member of Merexa LLC, an online publishing company, since Jul 2005, and served as executive director of the Cleantech Open from Jan 2009 to Dec 2014. The Cleantech Open is the world's largest accelerator for clean-technology startups. M.A. (University of Oxford).



Neil Scaife

Marketing

Neil oversees MAGFAST's marketing function. He has a 20-year background in some of the world's largest communications agencies (Publicis, WPP, Havas) as a strategist, advising some of the world's largest brands, and has also held a number of high profile client-side marketing directorships. He co-founded a specialist financial communications agency, which was acquired by Publicis in 1996. He remained with the parent agency for eight years as the lead strategist on a number of its most substantial global accounts, such as Fidelity Investments, Sony Ericsson and Renault.

Neil has strong experience of delivering branding, acquisition and retention communications across all channels (online and offline), and in both consumer and B2B markets, coupled with notable success in building digital transformation activity which recognises the non-linearity of the modern day customer journey. An abiding interest in the relationship between strategy and communications equips him well in helping businesses optimise marketing integration in line with strategic goals.



Michael Mataluni

Digital Marketing

Michael specializes in digital strategy, media buying and direct sales. He has nine years' experience running over 100 million dollars of marketing spend across multiple industries and markets.



Damian Krause

CEO of P3 International

Born and raised in Germany, Damian moved to the US in the eighties. Under Damian's leadership for over 30 years, P3 International became synonymous with highly innovative, solution-oriented consumer-electronics products. P3's outstanding team is coordinating the manufacturing process of the entire MAGFAST line with its long-term partners and factories in Taiwan and China. Damian's own words: "MAGFAST is the most innovative family of products we've seen in 30 years."



Shawn Herzinger

VP Engineering of P3 International

Shawn is the brains behind tooling and manufacturing the MAGFAST product range. He's a key reason why we're so confident we can deliver gorgeous, advanced, reliable products. Shawn trained as an electrical engineer more years ago than he cares to admit, and he's been directing the manufacturing of precision consumer-electronics products at scale for over 25 years.



Anita Vargas

Financial Consultant

Anita has been business coach, advisor and analyst to small and medium-sized companies for over 20 years. She is an expert in general business practices, performance analytics, pricing strategy, business modeling and collaboration with legal, tax and labor compliance entities. Anita has extensive experience in accounting systems, internal auditing support, and data integration in global business environments.



Afroz Nissar

Shipping & Fulfillment

Afroz turns marketing magic into technical wizardry. He ensures our email marketing and our website are as reliable as they are alluring. He's spent the last 15 years developing skills as a business consultant, marketing technologist and programmer, consulting with some of the biggest companies and personalities in the world, ranging from thingCHARGER, Tony Robbins and JJ Virgin, all the way to the gargantuan China Railway Corporation.



Eric Kinney

Head of Interface

Eric is the engineering talent behind our website and shopping cart - he's the reason the experience is so smooth and seamless. He has been galvanizing digital startups since 2005, in various capacities (employee, consultant, adviser, mentor) with stints at Speedilicious, Sundial Time Systems, Access Communications and Cascade Software Consulting.



Jimy Johny

IT Infrastructure

Jimy (pronounced 'Jimmy', in spite of all appearances) keeps our servers up, and our downtime down. In our world, that's crucial. He's an expert in Linux, AWS Cloud and Windows administration, and he's worked for small companies and big ones like RevenueMed, XMinds Infotech and Vanilla Networks, providing data center management, remote server admin and Linux/Windows and Hardware LAN management.



Kate Kinard

Customer Support Agent

Kate is a remarkable addition to the MAGFAST family and works in customer support (and helps with whatever else is needed).

She lives in Texas and, since graduating from Texas A&M University in 2015, this is the second startup that she's worked with. Kate loves the startup culture and is excited to be working with the great team at MAGFAST.



Lauren Steinberg

Project Manager

For over two decades Lauren has been managing IT teams, leveraging the knowledge and creativity of colleagues to generate solutions. She is involved in all aspects of the project life cycle and brings much experience coordinating and motivating internal staff in support of timeline, budget and project deliverables.



Mayleen Torres-Rivera

Bookkeeper & Analyst

Mayleen is our steady hand on the numbers. She has been in the accounting field for over 25 years and is a long-standing member of the American Institute of Professional Bookkeepers. Mayleen's long experience in both professional and manufacturing bookkeeping mean she's the perfect person to handle the complexities of manufacturing accounting.



Peter Hoppenfeld

General Counsel

Peter is MAGFAST's general counsel. He knows the team and the MAGFAST products, and we're overjoyed to have him on our team and 'on our side'. He has been described as a "lawyer who really understands marketing" and "a marketer who happens to be a lawyer." As a lawyer, advisor, counselor, friend and devil's advocate, he aims to integrate himself into his clients' inner circles and provide caring yet dynamic contributions to their lives and businesses.



Sanja Cebalovic Bodonji

Head of Customer Care

Sanja is a beloved member and head of MAGFAST's customer support team.

In addition to providing personal assistance via email and live chat, Sanja manages our payment plan program and complex data-driven projects. Sanja's law degree and nine years of working expertise in the legal system allow her to provide valuable new perspectives to MAGFAST's development. An entrepreneur at heart with a passion for startups, Sanja's enthusiasm and effervescence have made her a perfect match for MAGFAST's vision.



Steve Barns

Intellectual Property Counsel

Steve protects the founders' intellectual property. He's worked with MAGFAST since Seymour first dreamed up the product range. He founded the law office of Stephen W. Barns (formerly Miller & Barns) and specializes, among other things, in consumer electronics. He has worked as a patent examiner in full-service patent law firms – he's the perfect person to help us ringfence our innovative crown jewels.



Jeff Moore

Principal, Moore Impact

Jeff Moore is a business strategist, serial entrepreneur, and angel investor. He helps business owners who are stuck to transform themselves and their companies.

He built a financial software development company to serve clients like Barclays, Merrill Lynch, Morgan Stanley Smith Barney, and UBS. In addition to large-scale software development, Jeff helps these organizations with business strategy, sales process, and client experience.

Jeff has served on the New York Board of Entrepreneur's Organization and is certified Gazelles, Outhinker and Book Yourself Solid coach.

FOOTNOTES

[1] MAGFAST® and the MAGFAST® logo are registered trademarks of Mischievous LLC and are used under license. Apple, Lightning and MFi are trademarks of Apple, Inc. and are used by license under Made for Apple/MFi program. Qi is a trademark of the Wireless Power Consortium and is used under license.

[2] The latest report by IMARC Group, titled 'Battery Charger Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2020 - 2026', finds that the global battery charger market reached a value of US $21.7 billion in 2020 and is anticipated to reach US $34.1 billion by 2026. According to MarketsandMarkets Research, the market for wireless chargers is expected to grow even more rapidly and is expected to reach $13.4 billion by 2026, rising at a compound annual rate of 24.6%.

[3] This is a cross sample of competitors from our own observations and represented in market research published by third parties. Competitors vary by region.

[4] At this early manufacturing stage, our full family of products may be represented in our materials by production and pre-production units, along with hand-made prototypes, animations and CAD 3D renderings.

[5] Amy and Seymour Segnit were previously the owners of thingCHARGER, Inc. which shipped over ¼ million units of thingCHARGERs based on that company's records, before thingCHARGER, Inc. ran out of funds. MAGFAST Wall is an updated version of thingCHARGER. Rights to key thingCHARGER assets were purchased by Amy and Seymour when they started MAGFAST.

[6] If you choose to make your investment using a credit card, Netcapital will charge you a card processing fee that's typically slightly more than 3%. Netcapital can answer your questions about this fee.

[7] MAGFAST is a Limited Liability Company (LLC). LLCs have considerable flexibility in the language used to define their ownership and governance. Instead of 'members' and 'units', MAGFAST has chosen to use terminology that we believe is more readily understood: for example, managing members may be referenced in our materials as MAGFAST's board of directors, and members as stockholders.

INFORMATION FOR INVESTORS

Here's some material we think you'll find useful as you consider an investment [6] in MAGFAST LLC [7].

Investor Video Presentation

This is our video announcement about this offering, which includes the latest information about shipping status, and segments with a short overview of our strategic thinking, our business model, competition, intellectual property protection, average order value, systems, marketing, manufacturing, customer care, future opportunities, and setting up an account at Netcapital.

Here's a transcript of the presentation.

Investor Packets

For those of you who prefer a PDF over video or this web page, here's our current packet. And here's a packet with answers to frequently asked questions.

USE OF PROCEEDS

If the offering's maximum amount of $3,349,994 is raised:

Use	Value	% of Proceeds
Tooling	$130,000	3.9%
Manufacturing & Materials & Fulfillment	$1,535,850	45.8%
Sales, General & Administrative	$1,235,000	36.9%
Product Certification	$20,000	0.6%
Research & Development	$264,995	7.9%
Intermediary fees	$164,150	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in MAGFAST LLC. This offering must raise at least $10,000 by April 28, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. MAGFAST may issue additional securities to raise up to $3,349,994, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,667,336 units
× $15.57 per unit

$41,530,422 implied valuation

Investors who participate in the Offering on or before February 24, 2023, will be able to invest at a purchase price of $15.57 per share, which equates to a $38,180,427 pre money valuation; and investors who participate in the Offering after February 24, 2023, will invest at a purchase price of $15.77 per share, which equates to $38,670,862 pre money valuation.

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

Most Recent Annual Report

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on November 17, 2022

Form C/A on November 17, 2022

Form C/A on November 23, 2022

Form C/A on December 14, 2022

Form C/A on January 13, 2023

Form C/A on January 17, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Jan 17, 2023 • Filed Form C/A

Jan 13, 2023 • Filed Form C/A

Dec 14, 2022 • Filed Form C/A

Nov 24, 2022 • The countdown clock is running. MAGFAST's fall...

Nov 23, 2022 • Filed Form C/A

Nov 22, 2022 • Seymour has landed at JFK and is right now...

Nov 22, 2022 • Join us **this Thursday, Thanksgiving Day...

Nov 17, 2022 • Primary offering of 215,157 units at $15.57

Nov 17, 2022 • Filed Form C/A

Nov 17, 2022 • Filed Form C

Nov 8, 2022 • Annual Report posted to website

Jul 12, 2022 • A quick reminder that our big Summer 2020 event...

May 3, 2022 • Primary offering finalized, selling 14,533 units

May 3, 2022 • We're down to the last few hours, and MAGFAST's...

May 2, 2022 • MAGFAST has now raised over $4.9M. Less than 2%...

Apr 30, 2022 • Primary offering finalized, selling 329,307 units

Apr 29, 2022 • Just a few hours from now we'll be streaming...

Dec 2, 2021	This is it! The final hour to invest in...
Dec 2, 2021	We just went LIVE with our 'Closing Ceremony'...
Dec 2, 2021	Today is the final day to **invest in...
Nov 30, 2021	Just TWO days remain to invest in...
Nov 29, 2021	Today we're announcing that we're now...
Nov 27, 2021	I hope you're having a relaxing weekend. I...
Nov 10, 2021	Primary offering of 329,597 units at $15.17
Nov 10, 2021	Primary offering of 329,597 units at $15.17
Dec 17, 2020	Primary offering finalized, selling 105,145 units
Nov 25, 2020	Primary offering of 107,000 units at $10

FREQUENTLY ASKED QUESTIONS


M
INVEST IN
MAGFAST
Q&A

The transcript is here.

This is our third Reg CF offering. We've learned from our previous offerings that many people have similar questions about MAGFAST and how to invest. This Q&A video (originally shown on Tuesday, November 16, 2021) covers many of the questions asked by investors, and there are answers to additional frequently asked questions below.

Questions about investing in MAGFAST

Is there a maximum number of shares you can sell or a maximum amount you can raise in this round?

Will the share offering sell out this time?

What happens if this investment round sells out?

Your video presentation doesn't answer questions about share price or valuation.

How much is the minimum investment?

How much is the maximum investment?

Can I make more than one investment in MAGFAST in the same offering?

When will I be able to make an investment? Opening and closing dates?

Where are the 'prospectus' and other investment materials?

Questions from international investors

Can I participate if I'm outside the U.S. (in Canada, Europe, Australia. . .)?

What's the share price in Canadian dollars, British pounds or Euros?

What do I enter instead of a U.S. social-security number? In Canada we have a SIN, in Ireland we use a Personal Public Service (PPS) number and in the United Kingdom there's a National Insurance (NI) number instead.

Questions about paying for my investment

I want to set up a Netcapital Wallet so I have funds in my account ready to invest on November 24th. How do I do this?

I bank with a small credit union and it's not on the list of banks supported by Netcapital.

How much will it cost me in fees to make an investment? If I invest using my bank account? Using a credit card? Via wire transfer?

Does Netcapital take a commission or other fees on my investment?

I'm not seeing an option to set up my bank account as a means of payment. Why not?

Please also note that many more of your questions may be answered within the comprehensive, searchable Netcapital Help Center

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270